UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2012

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 27, 2012, RRE Bristol Holdings, LLC, the wholly-owned subsidiary of Resource Real Estate Opportunity REIT, Inc. (the “Company”), acquired a fee simple interest in a multifamily community located in Houston, Texas known as the Bristol Apartments (“Bristol”) from an unaffiliated seller, Tritex Real Estate Advisors II, Inc. Bristol is an 856-unit multifamily community located on an approximately 32-acre site with amenities, including but not limited to, a clubhouse, swimming pool, fitness center, and playground. Bristol was constructed in 1979 and has an average unit size of 808 square feet.

The contract purchase price for Bristol was $11.4 million plus closing costs. The Company funded the purchase price with proceeds from its initial public offering. The purchase price represents a 78% discount to the Company’s estimate of the replacement cost of the property if built today.

The Company believes that Bristol is suitable for its intended purpose and adequately insured. The Company intends to make renovations and improvements to Bristol. Improvements will include new roofs and the repainting of the entire property, as well as bringing all down units back to leasable condition.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before June 12, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: April 2, 2012	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)